CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$150,000	$17.43

May 14, 2015	Registration Statement No. 333-199966; Rule 424(b)(2)

JPMorgan Chase & Co.
 Structured Investments
$150,000*
Capped Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the EURO STOXX 50® Index, the S&P 500® Index, the FTSE® 100 Index, the TOPIX® Index, and the Russell 2000® Index due November 6, 2017
•          The notes are designed for investors who seek a return of 1.5 times any appreciation of a weighted basket of five U.S. and non-U.S. indices, up to a maximum return of 27.50% at maturity.
•          Investors should be willing to forgo interest and dividend payments and be willing to lose some or all of their principal amount at maturity.
•          The notes are unsecured and unsubordinated obligations of JPMorgan Chase & Co.  Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
•          Minimum denominations of $1,000 and integral multiples thereof
•          The purpose of this reopening supplement no. 1 to pricing supplement no. 685 is to offer additional notes with an aggregate principal amount of $150,000, which we refer to as the "reopened notes."  $7,408,000 aggregate principal amount of notes were originally issued on May 6, 2015, which we refer to as the "original notes."  The reopened notes will constitute a further issuance of, and will be consolidated with and form a single tranche with, the original notes.
•          The reopened notes will have the same CUSIP as the original notes and will trade interchangeably with the original notes.  References to the “notes” will collectively refer to the reopened notes and the original notes.  After the issuance of the reopened Notes, the aggregate principal amount of the outstanding notes of this tranche will be $7,558,000.
•          The reopened notes priced on May 14, 2015 (the “Reopening Pricing Date”) and are expected to settle on or about May 19, 2015
•          CUSIP: 48125UPT3

Investing in the notes involves a number of risks.  See “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 4a-I, “Risk Factors” beginning on page US-2 of the accompanying underlying supplement no. 1a-I and “Selected Risk Considerations” beginning on page RS-4 of this reopening supplement.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this reopening supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$7	$993
Total	$150,000	$1,050	$148,950

(1) See “Supplemental Use of Proceeds” in this reopening supplement for information about the components of the price to public of the notes.
(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $7.00 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers.  See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-87 of the accompanying product supplement no. 4a-I

The estimated value of the reopened notes on the Reopening Pricing Date as determined by JPMS was $993.00 per $1,000 principal amount note.  See “JPMS’s Estimated Value of the Notes” in this reopening supplement for additional information.
The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Reopening supplement no. 1 to pricing supplement no. 685 to product supplement no. 4a-I dated November 7, 2014, underlying supplement no. 1a-I dated November 7, 2014 and the prospectus and prospectus supplement, each dated November 7, 2014

Key Terms

Basket: The notes are linked to a weighted basket consisting of the following:
•    34.80% of the EURO STOXX 50® Index (Bloomberg ticker: SX5E);
•    30.00% of the S&P 500® Index (Bloomberg ticker: SPX);
•    12.60% of the FTSE® 100 Index (Bloomberg ticker: UKX);
•    12.60% of the TOPIX® Index (Bloomberg ticker: TPX);  and
•    10.00% of the Russell 2000® Index (Bloomberg ticker: RTY)
(each an “Index” and together, the “Indices”).
Upside Leverage Factor: 1.5
Maximum Return: 27.50% (corresponding to a maximum payment at maturity of $1,275.00 per $1,000 principal amount note)
Buffer Amount: 15.00%
Downside Leverage Factor: 1.1765
Pricing Date: May 1, 2015
Reopening Pricing Date:  May 14, 2015
Reopening Issue Date (Settlement Date): For the reopened notes, on or about May 19, 2015
Observation Date *: November 1, 2017
Maturity Date*: November 6, 2017
* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 4a-I

Payment at Maturity:
If the Final Basket Value is greater than the Initial Basket Value, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 + ($1,000 × Basket Return × Upside Leverage Factor), subject to the Maximum Return
If the Final Basket Value is equal to the Initial Basket Value or is less than the Initial Basket Value by up to the Buffer Amount, you will receive the principal amount of your notes at maturity.
If the Final Basket Value is less than the Initial Basket Value by more than the Buffer Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 + [$1,000 × (Basket Return + Buffer Amount) × Downside Leverage Factor]
If the Final Basket Value is less than the Initial Basket Value by more than the Buffer Amount, you will lose some or all of your principal amount at maturity.
Basket Return:
(Final Basket Value – Initial Basket Value)
 Initial Basket Value
Initial Basket Value: Set equal to 100 on the Pricing Date
Final Basket Value: The closing level of the Basket on the Observation Date
Closing Level of the Basket:
100 × [1 + (34.80% × Index Return of the EURO STOXX 50® Index) + (30.00% × Index Return of the S&P 500® Index) + (12.60% × Index Return of the FTSE® 100 Index) + (12.60% × Index Return of the TOPIX® Index) + (10.00% × Index Return of the Russell 2000® Index)]
Index Return: With respect to each Index,
(Final Value – Initial Value)
 Initial Value
Initial Value: With respect to each Index other than the EURO STOXX 50® Index, the closing level of that Index on the Pricing Date, which was 2,108.29 for the S&P 500® Index, 6,985.95 for the FTSE® 100 Index, 1,585.61 for the TOPIX® Index and 1,228.105 for the Russell 2000® Index.  With respect to the EURO STOXX 50® Index, the closing level of that Index on May 4, 2015, which was 3,632.94
Final Value: With respect to each Index, the closing level of that Index on the Observation Date

RS-1 |  Structured Investments

Capped Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the EURO STOXX 50® Index, the S&P 500® Index, the FTSE® 100 Index, the TOPIX® Index, and the Russell 2000® Index

Hypothetical Payout Profile

The following table and graph illustrate the hypothetical total return at maturity on the notes.  The “total return” as used in this reopening supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000.  The hypothetical total returns set forth below assume the following:
•	an Initial Basket Value of 100.00;
•	an Upside Leverage Factor of 1.5;
•	a Maximum Return of 27.50%;
•	a Buffer Amount of 15.00%; and
•	a Downside Leverage Factor of 1.1765;
Each hypothetical total return or hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes.  The numbers appearing in the following table and graph have been rounded for ease of analysis.
Final Basket Value	Basket Return	Total Return on the Notes	Payment at Maturity
180.0000	80.0000%	27.5000%	$1,275.000
165.0000	65.0000%	27.5000%	$1,275.000
150.0000	50.0000%	27.5000%	$1,275.000
140.0000	40.0000%	27.5000%	$1,275.000
130.0000	30.0000%	27.5000%	$1,275.000
125.0000	25.0000%	27.5000%	$1,275.000
120.0000	20.0000%	27.5000%	$1,275.000
118.3333	18.3333%	27.5000%	$1,275.000
115.0000	15.0000%	22.5000%	$1,225.000
110.0000	10.0000%	15.0000%	$1,150.000
105.0000	5.0000%	7.5000%	$1,075.000
101.0000	1.0000%	1.5000%	$1,015.000
100.0000	0.0000%	0.0000%	$1,000.000
95.0000	-5.0000%	0.0000%	$1,000.000
90.0000	-10.0000%	0.0000%	$1,000.000
85.0000	-15.0000%	0.0000%	$1,000.000
80.0000	-20.0000%	-5.8825%	$941.175
70.0000	-30.0000%	-17.6475	$823.525
60.0000	-40.0000%	-29.4125%	$705.875
50.0000	-50.0000%	-41.1775%	$588.225
40.0000	-60.0000%	-52.9425%	$470.575
30.0000	-70.0000%	-64.7075%	$352.925
20.0000	-80.0000%	-76.4725%	$235.275
10.0000	-90.0000%	-88.2375%	$117.625
0.0000	-100.0000%	-100.0000%	$0.000

RS-2 |  Structured Investments

Capped Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the EURO STOXX 50® Index, the S&P 500® Index, the FTSE® 100 Index, the TOPIX® Index, and the Russell 2000® Index

The following graph demonstrates the hypothetical total returns and hypothetical payments at maturity on the notes at maturity for a sub-set of Index Returns detailed in the table above (-30% to 30%). Your investment may result in a loss of some or all of your principal amount at maturity.

How the Notes Work

Upside Scenario:
If the Final Basket Value is greater than the Initial Basket Value, investors will receive at maturity the $1,000 principal amount plus a return equal to the Basket Return times the Upside Leverage Factor of 1.5, up to the Maximum Return of 27.50%.
•	If the closing level of the Basket increases 10.00%, investors will receive at maturity a 15.00% return, or $1,150.00 per $1,000 principal amount note.
•	If the closing level of the Basket increases 30.00%, investors will receive at maturity a return equal to the 27.50% Maximum Return, or $1,275.00 per $1,000 principal amount note, which is the maximum payment at maturity.
Par Scenario:
If the Final Basket Value is equal to the Initial Basket Value or is less than the Initial Basket Value by up to the Buffer Amount of 15.00%, investors will receive at maturity the principal amount of their notes.
Downside Scenario:
If the Final Basket Value is less than the Initial Basket Value by more than the Buffer Amount of 15.00%, investors will lose 1.1765% of the principal amount of their notes for every 1% that the Final Basket Value is less than the Initial Basket Value by more than the Buffer Amount.
•	For example, if the closing level of the Basket declines 50.00%, investors will lose 41.1775% of their principal amount and receive only $588.225 per $1,000 principal amount note at maturity, calculated as follows:
$1,000 + [$1,000 × (-50% + 15%) × 1.1765] = $588.225
The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term.  These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

RS-3 |  Structured Investments

Capped Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the EURO STOXX 50® Index, the S&P 500® Index, the FTSE® 100 Index, the TOPIX® Index, and the Russell 2000® Index

Selected Risk Considerations

An investment in the notes involves significant risks.  These risks are explained in more detail in the “Risk Factors” sections of the accompanying product supplement and underlying supplement.
•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —
The notes do not guarantee any return of principal.  If the Final Basket Value is less than the Initial Basket Value by more than 15.00%, you will lose 1.1765% of the principal amount of your notes for every 1% that the Final Basket Value is less than the Initial Basket Value by more than 15.00%.  Accordingly, under these circumstances, you will lose some or all of your principal amount at maturity.
•	YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED BY THE MAXIMUM RETURN IF THE BASKET RETURN IS POSITIVE —
If the Final Basket Value is greater than the Initial Basket Value, for each $1,000 principal amount note, you will receive at maturity $1,000 plus an additional return equal to the Basket Return times the Upside Leverage Factor, up to the Maximum Return of 27.50% (corresponding to a maximum payment at maturity of $1,275.00 per $1,000 principal amount note), regardless of the appreciation of the Basket, which may be significant.
•	CREDIT RISK OF JPMORGAN CHASE & CO. —
Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes.  Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes.  If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	POTENTIAL CONFLICTS —
We and our affiliates play a variety of roles in connection with the notes.  In performing these duties, our economic interests are potentially adverse to your interests as an investor in the notes.  It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines.  Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.
•	WE ARE CURRENTLY ONE OF THE COMPANIES THAT MAKE UP THE S&P 500® INDEX,
but we will not have any obligation to consider your interests in taking any corporate action that might affect the level of the S&P 500® Index.
•	THE NOTES DO NOT PAY INTEREST.
•	CORRELATION (OR LACK OF CORRELATION) OF THE INDICES —
The notes are linked to an unequally weighted Basket composed of Indices.  Because the EURO STOXX 50® Index makes up 34.80% of the Basket, we expect that generally the market value of your notes and your payment at maturity will depend to a greater extent on the performance of the EURO STOXX 50® Index.  In calculating the Final Basket Value, an increase in the level of one of the Indices may be moderated, or more than offset, by lesser increases or declines in the levels of the other Indices.  In addition, high correlation of movements in the levels of the Indices during periods of negative returns among the Indices could have an adverse effect on the payment at maturity on the notes.
•	YOU WILL NOT RECEIVE DIVIDENDS ON THE SECURITIES INCLUDED IN THE INDICES OR HAVE ANY RIGHTS WITH RESPECT TO THOSE SECURITIES.
•	NON-U.S. SECURITIES RISK WITH RESPECT TO THE EURO STOXX 50® INDEX, THE FTSE® 100 INDEX AND THE TOPIX® INDEX —
The equity securities included in the EURO STOXX 50® Index, the FTSE® 100 Index and the TOPIX® Index have been issued by non-U.S. companies.  Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities.  Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.
•	NO DIRECT EXPOSURE TO FLUCTUATIONS IN FOREIGN EXCHANGE RATES WITH RESPECT TO THE EURO STOXX 50® INDEX, THE FTSE® 100 INDEX AND THE TOPIX® INDEX —

RS-4 |  Structured Investments

Capped Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the EURO STOXX 50® Index, the S&P 500® Index, the FTSE® 100 Index, the TOPIX® Index, and the Russell 2000® Index

The value of your notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies upon which the equity securities included in the EURO STOXX 50® Index, the FTSE® 100 Index and the TOPIX® Index are based, although any currency fluctuations could affect the performance of the Indices.
•	AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH SMALL CAPITALIZATION STOCKS WITH RESPECT TO THE RUSSELL 2000® INDEX —
Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies.  Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.
•	THE INITIAL VALUE OF THE EURO STOXX 50® INDEX WILL BE DETERMINED AFTER THE PRICING DATE —
The Initial Value of the EURO STOXX 50® Index will be determined on May 4, 2015, and you will therefore not know the value of that Initial Value until after the Pricing Date.  If the closing level of the EURO STOXX 50® Index on May 4, 2015 is greater than the closing level of the EURO STOXX 50® Index prior to the Pricing Date, your return on the notes, if any, may be less than it would have been if the Initial Value of the EURO STOXX 50® Index were determined on a date prior to the Pricing Date.
•	LACK OF LIQUIDITY —
The notes will not be listed on any securities exchange.  Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.  You may not be able to sell your notes.  The notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your notes to maturity.
•	JPMS’S ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —
JPMS’s estimated value is only an estimate using several factors.  The original issue price of the notes exceeds JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes.  These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes.  See “JPMS’s Estimated Value of the Notes” in this reopening supplement.
•	JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —
See “JPMS’s Estimated Value of the Notes” in this reopening supplement.
•	JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT —
The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt.  If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you.  Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes.  See “JPMS’s Estimated Value of the Notes” in this reopening supplement.
•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —
We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period.  See “Secondary Market Prices of the Notes” in this reopening supplement for additional information relating to this initial period.  Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —
Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also,

RS-5 |  Structured Investments

Capped Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the EURO STOXX 50® Index, the S&P 500® Index, the FTSE® 100 Index, the TOPIX® Index, and the Russell 2000® Index

because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes.  As a result, the price if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price.  Any sale by you prior to the Maturity Date could result in a substantial loss to you.
•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —
The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the Basket.  Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements.  This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.  See “Risk Factors — Risks Relating to the Estimated Value of Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

The Basket

The return on the notes is linked to an unequally weighted basket consisting of the EURO STOXX 50® Index, the S&P 500® Index, the FTSE® 100 Index, the TOPIX® Index and the Russell 2000® Index.  Because the EURO STOXX 50® Index makes up 34.80% of the Basket, we expect that generally the market value of your notes and your payment at maturity will depend to a greater extent on the performance of the EURO STOXX 50® Index.
The EURO STOXX 50® Index consists of 50 component stocks of market sector leaders from within the Eurozone.  The EURO STOXX 50® Index and STOXX® are the intellectual property (including registered trademarks) of STOXX Limited, Zurich, Switzerland and/or its licensors (the “Licensors”), which are used under license.  The notes based on the EURO STOXX 50® Index are in no way sponsored, endorsed, sold or promoted by STOXX Limited and its Licensors and neither STOXX Limited nor any of its Licensors shall have any liability with respect thereto.  For additional information about the EURO STOXX 50® Index, see “Equity Index Descriptions — The EURO STOXX 50® Index” in the accompanying underlying supplement.
The S&P 500® Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets.  For additional information about the S&P 500® Index, see “Equity Index Descriptions — The S&P 500® Index” in the accompanying underlying supplement.
The FTSE® 100 Index is an index calculated, published and disseminated by FTSE, a company owned by the London Stock Exchange (“LSE”).  The FTSE® 100 Index measures the composite price performance of stocks of the largest 100 companies (determined on the basis of market capitalization) traded on the LSE.  For additional information about the FTSE® 100 Index, see “Equity Index Descriptions — The FTSETM 100 Index” in the accompanying underlying supplement.
The TOPIX® Index, also known as the Tokyo Stock Price Index, is a capitalization weighted index of all the Japanese common stocks listed on the First Section of the Tokyo Stock Exchange, Inc., which we refer to as the “TSE.”  Japanese stocks admitted to the TSE are assigned either to the TSE First Section, the TSE Second Section or the TSE Mothers.  Stocks listed in the First Section, which number approximately 1,800, are among the most actively traded stocks on the TSE.  For additional information about the TOPIX® Index, see “Equity Index Descriptions — The TOPIX® Index” in the accompanying underlying supplement.
The Russell 2000® Index consists of the middle 2,000 companies included in the Russell 3000E™ Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index.  The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market.  For additional information about the Russell 2000® Index, see “Equity Index Descriptions — The Russell 2000® Index” in the accompanying underlying supplement.
Historical Information
The following graphs set forth the historical performance of the Basket as a whole, as well as each Index, based on the weekly historical closing levels from January 8, 2010 through May 8, 2015.  The graph of the historical performance of the Basket assumes that the closing level of the Basket on January 8, 2010 was 100 and that the weights of the Indices were as specified under “Key Terms — The Basket” in this reopening supplement on that date.  The closing level of the EURO STOXX 50® Index on May 14, 2015 was 3,602.22.  The closing level of the S&P 500® Index on May 14, 2015 was 2,121.10.  The closing level of the FTSE® 100 Index on May 14, 2015 was 6,973.04.  The closing level of the TOPIX® Index on May 14, 2015 was 1,591.49.  The closing level of the Russell 2000® Index on May 14, 2015 was 1,245.106.  We obtained the closing levels of the Indices above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.  Although Russell Investments publishes the official closing levels

RS-6 |  Structured Investments

Capped Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the EURO STOXX 50® Index, the S&P 500® Index, the FTSE® 100 Index, the TOPIX® Index, and the Russell 2000® Index

of the Russell 2000® Index to six decimal places, Bloomberg publishes the closing levels of the Russell 2000® Index to only three decimal places.

RS-7 |  Structured Investments

Capped Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the EURO STOXX 50® Index, the S&P 500® Index, the FTSE® 100 Index, the TOPIX® Index, and the Russell 2000® Index

The historical closing levels of the Basket and the Indices should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Basket on the Observation Date or the closing levels of the Indices on the Observation Date.  We cannot give you assurance that the performance of the Basket will result in the return of any of your principal amount.

RS-8 |  Structured Investments

Capped Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the EURO STOXX 50® Index, the S&P 500® Index, the FTSE® 100 Index, the TOPIX® Index, and the Russell 2000® Index

Historical Performance of the S&P 500® Index
Index Level
2,500
2,000
1,500
1,000
500
0
Jan-10
Jul-10
Jan-11
Jul-11
Jan-12
Jul-12
Jan-13
Jul-13
Jan-14
Jul-14
Jan-15
Source: Bloomberg

Historical Performance of the FTSE 100® Index
8,000
7,000
6,000
5,000
4,000
3,000
2,000
1,000
0
Index Level
Jan-10
Jul-10
Jan-11
Jul-11
Jan-12
Jul-12
Jan-13
Jul-13
Jan-14
Jul-14
Jan-15
Source: Bloomberg

Historical Performance of the TOPIX® Index
Index Level
1,800
1,600
1,400
1,200
1,000
800
600
400
200
0
Jan-10
Jul-10
Jan-11
Jul-11
Jan-12
Jul-12
Jan-13
Jul-13
Jan-14
Jul-14
Jan-15
Source: Bloomberg

RS-9 |  Structured Investments

Capped Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the EURO STOXX 50® Index, the S&P 500® Index, the FTSE® 100 Index, the TOPIX® Index, and the Russell 2000® Index

Tax Treatment

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I.  The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.
Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement no. 4a-I.  Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price.  However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.
Withholding under legislation commonly referred to as “FATCA” may (if the notes are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the notes, as well as to the payment of gross proceeds of a sale of a note occurring after December 31, 2016 (including redemption at maturity).  You should consult your tax adviser regarding the potential application of FATCA to the notes.

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this reopening supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes.  JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary

RS-10 |  Structured Investments

Capped Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the EURO STOXX 50® Index, the S&P 500® Index, the FTSE® 100 Index, the TOPIX® Index, and the Russell 2000® Index

market (if any exists) at any time.  The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.”
The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models.  These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments.  Accordingly, JPMS’s estimated value of the reopened notes is determined on the Reopening Pricing Date based on market conditions and other relevant factors and assumptions existing at that time.
JPMS’s estimated value does not represent future values of the notes and may differ from others’ estimates.  Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value.  In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.  On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.
JPMS’s estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes.  These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes.  Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.  A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits.  These retained remaining hedging profits will be reduced by $6.7968 per $1,000 principal amount note to account for additional selling commissions.  See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this reopening supplement.
Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.  In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period.  These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances.  This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes.  The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS.  See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes.  See “Hypothetical Payout Profile” and “How the Notes Work” in this reopening supplement for an illustration of the risk-return profile of the notes and “The Basket” in this reopening supplement for a description of the market exposure provided by the notes.
The original issue price of the notes is equal to JPMS’s estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.
Validity of the Reopened Notes

In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the reopened notes offered by this reopening supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such reopened notes will be our valid and binding obligations, enforceable in accordance with their

RS-11 |  Structured Investments

Capped Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the EURO STOXX 50® Index, the S&P 500® Index, the FTSE® 100 Index, the TOPIX® Index, and the Russell 2000® Index

terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the reopened notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated November 7, 2014, which was filed as an exhibit to the Registration Statement on Form S-3 by us on November 7, 2014.
Additional Terms Specific to the Notes

You should read this reopening supplement no. 1 together with the prospectus, as supplemented by the prospectus supplement, each dated November 7, 2014, relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 4a-I dated November 7, 2014 and underlying supplement no. 1a-I dated November 7, 2014.  This reopening supplement, together with the documents listed below, contains the terms of the notes, supplements the pricing supplement related hereto dated May 1, 2015 and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4a-I and “Risk Factors” in the accompanying underlying supplement no. 1a-I, as the notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.
You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
•	Product supplement no. 4a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf
•	Underlying supplement no. 1a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf
•	Prospectus supplement and prospectus, each dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf
Our Central Index Key, or CIK, on the SEC website is 19617.  As used in this reopening supplement, “we,” “us” and “our” refer to JPMorgan Chase & Co.

RS-12 |  Structured Investments

Capped Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the EURO STOXX 50® Index, the S&P 500® Index, the FTSE® 100 Index, the TOPIX® Index, and the Russell 2000® Index